Exhibit 2.2

TENDER OFFER AGREEMENT

BETWEEN

FAIVELEY TRANSPORT

AND

FW ACQUISITION LLC

AND

WABTEC CORPORATION

Dated as of October 6, 2015

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TABLE OF CONTENTS

(continued)

		Page

9.7	Successors and Assigns; Assignment	28

9.8	Governing law and Jurisdiction	29

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THIS TENDER OFFER AGREEMENT (the “Agreement”) is made on October 6, 2015,

AMONG:

1.	Faiveley Transport, a société anonyme à Directoire et Conseil de Surveillance incorporated under the laws of France, with a share capital of 14,614,152 Euro divided into 14,614,152 ordinary shares, with a nominal value of 1 Euro, whose registered office is located at 3, rue du 19 mars 1962, 92230 Gennevilliers, France, registered with the Registre du Commerce et des Sociétés (Companies Registry) of Nanterre under number 323 288 563, represented by Mr. Stéphane Rambaud-Measson, duly authorized for the purpose hereof, hereinafter, the “Company”

AND:

2.	FW Acquisition LLC, a limited liability company organized under the laws of Delaware, USA,

hereinafter, the “Purchaser”

AND:

3.	Wabtec Corporation, a corporation organized under the laws of Delaware, USA,

hereinafter, “Parent”.

The Company, the Purchaser and Parent are individually referred to as a “Party” and collectively referred to as the “Parties”.

PREAMBLE

(A)	The Purchaser is a wholly owned indirect Subsidiary of Parent formed for purposes of the transactions contemplated hereby.

(B)	The Purchaser is willing to acquire for cash and exchange of shares, by way of a tender offer, all the Company Shares (other than the Company Shares already owned by the Purchaser or its Affiliates) on the terms and subject to the conditions set forth in this Agreement.

(C)	On July 27, 2015 (the “Binding Offer Date”), Parent and the Purchaser made a binding offer (the “Binding Offer”) on the terms and subject to the conditions hereof and the Parties entered into the Exclusivity Agreement, which Binding Offer was accepted by the Sellers on July 27, 2015.

(D)	Simultaneously with the execution of this Agreement, the Purchaser and Parent have entered into a Share Purchase Agreement with Financière Faiveley, Famille Faiveley Participations, Mr. François Faiveley and Mr. Erwan Faiveley (the “Sellers”) providing for the acquisition of 7,475,537 Company Shares which will represent the same number of voting rights (i.e. 7,475,537 voting rights) at Closing, by the Purchaser (the “SPA” and the purchase and sale of Company Shares pursuant thereto, the “Transaction”).

(E)	Prior to the date hereof, the Company Supervisory Board (the “Company Supervisory Board”) decided, in compliance with Article 261-1 I 2 of the Règlement général de l’AMF (the “AMF Regulation”), to appoint Detroyat Associés as independent expert (the “Independent Expert”) to produce a report (the “Expert’s Report”) regarding the terms of the Offer, including an opinion that the Offer is fair to the Company’s shareholders from a financial point of view, including in the event of a squeeze out of minority shareholders.

(F)	On the date hereof, the Company Supervisory Board has approved the execution of this Agreement and determined that it supports and intends to recommend the Offer, which it considers in the best interests of the Company, its employees and its shareholders (the “Initial Board Recommendation”).

(G)	The Purchaser, Parent and the Company wish to make certain agreements in connection with the Purchaser’s tender offer for the Company, and to set forth certain conditions to such tender offer.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise expressly provided in this Agreement, capitalized terms used in this Agreement will have the following meanings when used herein with initial capital letters:

“Affiliate”	means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,”
“controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement”	has the meaning set forth in the Preamble.

“AMF”	means the Autorité des marchés financiers.

“AMF Regulation”	has the meaning set forth in the Preamble.

“Antitrust Clearances”	means the requisite clearances, approvals or expirations of waiting periods, as applicable, under the Antitrust Laws of (i) European Union, (ii) United States of America and (iii) Russia, in each case related to the Transaction and hereby; provided, however, that, with respect to each of clauses (i) to (iii), no judgment, decree or order shall have been entered by any Governmental Entity of competent jurisdiction which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by the SPA or hereby, declare unlawful the transactions contemplated by the SPA or this Agreement under any Antitrust Laws, cause such transactions to be rescinded, or result in Substantial Detriment, and no action, suit or proceeding under any Antitrust Laws shall have been instituted by a Governmental Entity and be pending as of the relevant date of determination seeking any of the foregoing.

“Antitrust Laws”	means any national, regional, domestic or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Binding Offer”	has the meaning set forth in the Preamble.

“Binding Offer Date”	has the meaning set forth in the Preamble.

“Business Day”	means a day other than (i) a Saturday or Sunday, (ii) a day that is not a trading day (jour de négociation) on the Euronext Paris stock exchange, or (iii) a day in which banks in Paris or New York City are authorized or required by law to remain closed.

“Closing”	has the meaning set forth in Article 6.1 of the SPA.

“Closing Date”	has the meaning set forth in Article 6.2 of the SPA.

“Communications Plan”	has the meaning set forth in Article 7.

“Company”	has the meaning set forth in the Preamble.

“Company Disclosure Schedule”	means the disclosure schedule delivered by the Company to the Purchaser and Parent simultaneously with the execution and delivery of this Agreement.

“Company Supervisory Board”	has the meaning set forth in the Preamble.

“Company Offer Documents”	has the meaning set forth in Article 2.3(b).

“Company Shares”	means the ordinary shares, with a nominal value of 1 Euro, of the Company.

“Company Termination Fee”	has the meaning set forth in Article 3.1(g).

“Confidentiality Agreement”	means the confidentiality agreement dated January 23, 2015 between the Company and Parent.

“Debt Financing Commitment”	has the meaning set forth in Article 4(b)(i).

“Dispute”	has the meaning set forth in Article 9.8(a).

“Document de Référence”	means the registration document filed with the AMF under number D.15-0682 on June 30, 2015.

“Equity Awards”	means as of the Binding Offer Date, (i) 93,500 stock-options, (ii) 55,682 free shares, (iii) 135,456 performance shares representing a maximum of 284,638 shares to be issued by the Company under equity awards primarily granted by the Company, as well as 82,562 Company Shares already issued under equity awards previously granted by the Company and subject to tax and legal lock-up, as described and allocated among their holders in Schedule 3.3.

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expert’s Report”	has the meaning set forth in the Recitals.

“Final Board Recommendation”	has the meaning set forth in Article 2.3(a).

“Financing”	has the meaning set forth in Article 4(b).

“Foreign Investment Control”	has the meaning set forth in Article 3.1(e).

“Form S-4”	has the meaning set forth in Article 3.7.

“GAAP”	has the meaning set forth in Article 1.1.

“Governmental Entity”	means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental agency, taxing authority and any court or other tribunal (foreign, federal, state or local), or (c) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Group Companies”	means the Company together with its Subsidiaries, and “Group Company” means any of them.

“IFRS”	has the meaning set forth in Article 4(b)(i).

“Independent Expert”	has the meaning set forth in the Preamble.

“Initial Board Recommendation”	has the meaning set forth in the Preamble.

“Investment Control Clearance”	has the meaning set forth in Article 3.1(e).

“Law”	means any statute, rule or other legal requirement, including the common law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Maximum Number of Parent Shares”	has the meaning set forth in Article 2.2(a).

“Offer”	has the meaning set forth in Article 2.2(a).

“Offer Closing”	has the meaning set forth in Article 2.2(a).

“Offer Closing Date”	has the meaning set forth in Article 2.2(a).

“Offer Date”	has the meaning set forth in the Preamble.

“Order”	means any judgment, injunction, order, award, ruling, writ, decree or other restriction of any court or arbitrator or governmental authority having competent jurisdiction.

“Party”	has the meaning set forth in the Preamble.

“Parent”	has the meaning set forth in the Preamble.

“Parent Common Stock”	means the common stock, par value $0.01 per share of Parent.

“Parent Preferred Stock”	means Parent’s convertible preferred stock, the terms and conditions of which are specified in Schedule 1.1.

“Person”	means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

“Planned Equity Awards”	Means the two preferred shares awards, representing a maximum of 151,400 shares of the Company, which will be awarded by the Company after the Binding Offer Date, and described in Schedule 4(a)(v).

“Purchaser”	has the meaning set forth in the Preamble.

“Purchaser Offer Documents”	has the meaning set forth in Article 2.2(b).

“Representatives”	of a Party means such Party’s Affiliates and the agents, directors, officers, advisors acting on behalf of such Party (including financial, legal and accounting advisors) and representatives of such Party and its Affiliates.

“SEC”	U.S. Securities and Exchange Commission.

“Sellers”	has the meaning set forth in the Preamble

“SPA”	has the meaning set forth in the Preamble.

“Subsidiaries”	means, with respect to any Person, any corporation, partnership, trust, limited liability company, or other entity the results of operations of which are required to be consolidated into the financial statements of such Person under IFRS or U.S. generally accepted accounting principles, as the case may be (“GAAP”).

“Substantial Detriment”	has the meaning set forth in Article 3.1 (d).

“Takeover Proposal”	means any offer or proposal or indication of interest in making an offer or proposal from any Person (other than the Purchaser or Parent) that relates to, or that would reasonably be expected to lead to, any direct or indirect acquisition, in one or a series of related transactions, including by way of any merger, consolidation, amalgamation, tender offer, exchange offer, stock purchase, asset purchase, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or any other type of transaction, of (a) assets or businesses that constitute or represent 25% or more of the total revenue or operating income or EBITDA or assets of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended on March 31, 2015 or (b) 25% or more of the outstanding shares of the capital stock of, or other equity or voting interests in, the Company or of the shares of capital stock of, or other equity or voting interests in, any of the Company or its subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (a) above, in each case other than the Offer.

“Transaction”	has the meaning set forth in the Preamble.

“Treasury Shares”	means outstanding ordinary shares issued by the Company held, from time to time, by the Company or any of its Subsidiaries.

“Securities Act”	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Unless otherwise defined herein, capitalized terms used in this Agreement will have the meaning given to them in the SPA, as applicable.

1.2	Interpretive Matters

Any reference in this Agreement to a “Section”, “Article” or “Schedule” refers to the corresponding Section, Article or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles herein are provided for convenience of reference only and are not intended to affect the construction or interpretation of this Agreement. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with the terms of this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation, rule or regulation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. Any words (including initial capitalized terms defined herein) in the singular will be held to include the plural and vice versa. The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP. This Agreement has been freely and fairly negotiated by the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement and prior drafts of this Agreement will be disregarded in interpreting this Agreement. If the date upon or by which any Party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. Unless the context otherwise requires, (a) “or” is disjunctive but not necessarily exclusive and (b) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. Any representation or warranty made to the knowledge of a Party will be to such Party’s actual knowledge.

2.	THE OFFER

2.1	Announcement

Promptly following the execution of this Agreement, the Company and Parent will publish press releases announcing the Offer in substantially the form previously agreed to by such Parties.

2.2	Filing of the Offer

(a)	Within the ten Business Days following completion of the Transaction, the Purchaser will file with the AMF a mandatory tender offer for all of the Company Shares (other than the Company Shares already owned by the Purchaser or its Affiliates) (together with any subsequent offer of the Purchaser or any Affiliate thereof filed with the AMF, the “Offer”) under which holders of Company Shares may elect to tender their Company Shares for purchase by the Purchaser pursuant to the Offer and subject to any requirement of the AMF, for:

(i)	EUR 100 per Company Share, in cash, without interest; and/or

(ii)	0.0625 share of Parent Preferred Stock for each Company Share, each Parent Preferred Stock giving right, upon conversion, to 18 Parent Common Stock;

provided, however, that if holders tender to the exchange branch of the Offer a number of Company Shares greater than 75% of the total number of Company Shares targeted in the Offer (to the exclusion, for the sake of clarity, of the Company Shares held by the Purchaser and its Affiliates, and Treasury Shares), a number of Parent Preferred Stock equal to 75% of such targeted Company Shares multiplied by the Exchange Ratio (the “Maximum Number of Parent Shares”), will be allocated proportionately among such holders so electing Parent Preferred Stock and the other Company Shares held by them will be purchased by the Purchaser at the cash price offered per Company Share.

The completion of the Offer at which the Purchaser purchases and pays for Company Shares pursuant to the terms set forth in the Purchaser Offer Documents will be referred to as the “Offer Closing,” and the date on which the Closing occurs will be referred to as the “Offer Closing Date”.

(b)	In connection with the Offer, the Purchaser will (i) file with the AMF a draft offer document (note d’information), (ii) publish a regulatory press release (which will be disseminated in accordance with the AMF Regulation), and (iii) in due time to be agreed with the AMF, file a document presenting the Purchaser’s and Parent’s legal, financial and accounting characteristics (autres informations) providing shareholders with all relevant information required by Law (such documents, together with any supplements or amendments thereto, being the “Purchaser Offer Documents”).

The Purchaser will prepare the Purchaser Offer Documents in compliance with applicable Laws and, no later than ten Business Days prior to any filing with the AMF, will provide the Company with drafts thereof. The Purchaser will consider in good faith any reasonable comments thereon. The Purchaser will have the right to amend the terms of the Purchaser Offer Documents after they are filed with the AMF to the extent required to reflect comments from the AMF or as it determines to be appropriate based on the advice of counsel; provided that (i) the Purchaser will consult with the Company with respect to any such amendments and will consider in good faith any reasonable comments of the Company thereon and (ii) in the event such amendments relate to sections of the draft offer document relating to the rationale, background of the offer and the strategic plans and intentions of the bidder, such amendments will not result in the Offer being materially less favorable to the Company, its employees and its shareholders.

2.3	Company Response to the Offer

(a)	On the Closing Date, after receipt of the final version of the Expert’s Report, the Company Supervisory Board will: (i) deliver an opinion that the acquisition of the Company by the Purchaser is in the best interests of the Company, its employees and shareholders and (ii) recommend that its shareholders tender their Company Shares for purchase by Purchaser pursuant to the Offer (the “Final Board Recommendation”).

(b)	No later than five Business Days following the filing of the Offer with the AMF, the Company will (i) file with the AMF, in accordance with the applicable provisions of the AMF General Regulation, a draft response offer document relating to the Offer (note d’information en réponse), (ii) publish a draft regulatory press release (which will be disseminated in accordance with the AMF General Regulation), and (iii) no later than the Business Day preceding the opening of the Offer, file a document presenting the Company’s legal, financial and accounting characteristics (autres informations) (such documents, together with any supplements or amendments thereto, and any communications with the Independent Expert, being the “Company Offer Documents”). The Company Offer Documents will include the Expert’s Report and the Final Board Recommendation.

(c)	The Company will prepare the Company Offer Documents in compliance with applicable Laws and regulations and, prior to filing with the AMF any Company Offer Document or any amendment thereto or responding to any material comments of the AMF to a Company Offer Document, the Company will provide the Purchaser with a reasonable opportunity to comment on such Company Offer Document or such response to the comments of the AMF and the Company will consider in good faith any reasonable comments made by the Purchaser.

2.4	Treasury Shares

The Company undertakes not to sell on the open market or otherwise, or directly or indirectly tender any Treasury Shares into the Offer (including any extension or reopening thereof, if any).

2.5	No-Shop Undertaking

The Company will work in good faith expeditiously towards the Closing and the Offer. Between the date hereof and the Closing Date, the Company will, and will cause its officers, directors, Affiliates, agents and Representatives to:

(a)	not, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any action to knowingly facilitate, any Takeover Proposal or any inquiries reasonably likely to result in the making of any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with a third party regarding, or furnish to any third party any information in connection with, or take any other action to knowingly facilitate any inquiries with respect to, or otherwise cooperate in any way with, any Takeover Proposal;

(b)

immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to a

Takeover Proposal, and use its reasonable best efforts to cause all materials and written information communicated by the Company or its Representatives to such Person to be returned to the Company or destroyed;

(c)	notify Parent of the receipt of any Takeover Proposal or of any contact reasonably likely to lead to a Takeover Proposal, including the details thereof in all material respects (and any subsequent amendment thereof) and the identity of the Persons involved, promptly and in any event within 48 hours of such receipt or contact and will notify the Person making the Takeover Proposal of the provisions of Article 2.5 (a) and (b) above; and

(d)	keep the Purchaser reasonably and regularly informed of the status of any such Takeover Proposal or contact, including the material details thereof,

provided, however, that nothing contained in this Article 2.5 or elsewhere in this Agreement will prohibit the Company or the Company Supervisory Board from complying with applicable Laws (including in respect of their fiduciary duties).

3. ADDITIONAL COVENANTS

3.1	Regulatory Approvals and Foreign Investment Control in Sensitive Sectors

(a)	Each of the Purchaser and the Company will make or cause to be made all notifications, filings and submissions required to obtain the Antitrust Clearances after the date hereof and will supply any additional information, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Entity for the purpose of obtaining such Antitrust Clearances, in each case as soon as practicable after the date hereof.

(b)

Each of Purchaser and the Company will use its respective reasonable best efforts and diligently assist and cooperate with each other in preparing and filing any and all written communications that are required or reasonably necessary to be submitted to any Governmental Entity in connection with the Transaction or the Offer and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by either Party or any of its Affiliates in connection with the Transaction or the Offer (including the Antitrust Clearances), which assistance and cooperation will include: (i) timely furnishing to the other Party all information reasonably available to such Party that counsel to the other Party reasonably determines is required to be included in such documents or is reasonably necessary in obtaining such required consent, waiver, authorization or approval, (ii) promptly providing the other Party with copies of all written communications to or from any Governmental Entity relating to any Antitrust Law; provided that such copies may be redacted to remove references concerning the valuation of the Company or Parent, or as necessary to address legal privilege or confidentiality concerns or to comply with contractual arrangements or applicable Law; and provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”, (iii) keeping the other Party reasonably informed of any communication received or given in connection with any proceeding by the other Party, in each case regarding the Transaction and the Offer and other transactions contemplated by this Agreement, (iv) permitting the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Entity, in each case regarding the Transaction or the Offer contemplated by this Agreement, and (v) to the extent permitted by the applicable Governmental Entity, give the other Party or its counsel the opportunity to attend and participate in all meetings, substantive telephone calls and conferences with any Governmental Entities. Without prejudice to the other provisions of this Article 3.1, Parent will, on behalf of the Parties, control and lead all communications and strategy relating to obtaining all approvals, consents, waivers, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transaction or the Offer.

(c)

Subject to the provisions of Article 3.1(d), each of the Company, Parent and the Purchaser will cooperate in good faith with any Governmental Entity and will, and will cause each of their Affiliates to, undertake, or cause to be taken, promptly any and all actions necessary, proper or advisable to complete the Transaction and the Offer expeditiously and lawfully, including notably if necessary in connection with the foregoing Parent and the Purchaser will sell or propose to sell or otherwise dispose of, or hold separate or institute other restrictions or limitations on the ownership of, or agree to sell or otherwise dispose of, or hold separate or institute other restrictions or limitations on the ownership of, assets, categories of assets or businesses of the Company or the Purchaser or their respective Affiliates, and agree to any restrictions or limitations on the businesses, operations and contractual freedoms of any such businesses or operations (provided, that any such commitment or transaction involving the Company or any of its assets or business may be subject to the occurrence of the Closing). In furtherance and not in limitation of the foregoing, the Company, subject to Article 3.1(d), Parent and the Purchaser will take all actions necessary to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions and the Offer under any Antitrust Law. Such actions, if to be taken by the Company before Closing, will be deemed authorized by the Purchaser and Parent pursuant to Article 3.1 hereof. In connection with this article, if any action or proceeding is instituted (or threatened to be instituted) challenging the Transaction or the Offer as violative of any Antitrust Laws, Parent, the Purchaser and the Company will jointly (to the extent practicable) use their respective reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against such action or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Transaction or the Offer and (ii) take such action as necessary to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction, including by appeal if necessary, any order or injunction that makes illegal or prohibits the consummation of the Transaction or the Offer, provided, that any commitment, agreement or transaction involving the Company or any of its assets or business will be subject to the occurrence of the Closing.

(d)	Notwithstanding anything to the contrary contained in this Article 3.1 or elsewhere in this Agreement, Parent, the Purchaser or the Company will have no obligation under this Agreement or in connection with the Transaction or Offer to: (i) dispose of, transfer or exclusively license, or cause any of its Affiliates to dispose of, transfer or exclusively license, any assets, (ii) discontinue or cause any of its Affiliates to discontinue, or commit to (or cause any of its Affiliates to commit to) discontinue, offering any product or service, (iii) non-exclusively license or otherwise make available, or cause any of its Affiliates to non-exclusively license or otherwise make available, to any Person any technology, intellectual property, or to commit to (or cause any of its Affiliates to commit to) non-exclusively license or otherwise make available to any Person any technology or intellectual property, (iv) hold separate or cause any of its Affiliates to hold separate any assets or operations, or to commit to (or cause any of its Affiliates to commit to) hold separate any assets or operations, or (v) make or cause any of its Affiliates to make any commitment, or to commit to (or cause any of its Affiliates to commit to) make any commitment (to any Governmental Entity or otherwise), regarding its future operations or the future operations of any of its Affiliates; provided, however, that the Purchaser, Parent will, and will cause the Company to take (and to cause their Affiliates to take) the actions set forth in clauses “(i)” through “(v)” if, but only if, such actions, considered collectively, would not reasonably be expected to result in a Substantial Detriment. Such actions will be deemed to result in a “Substantial Detriment” if such actions, considered collectively, are reasonably expected to result in a reduction of the combined annual consolidated revenues of Parent, the Purchaser and the Company, considered as a whole, of at least EUR 145 million.

(e)	The Company will cooperate with the Purchaser and the Sellers with respect to the ruling or clearance requests to be made, as the case may be, with respect to any filing for a ruling request with the French Ministry of Economy in order to obtain confirmation that the Transaction and the Offer do not fall within the scope of foreign investment control in relation to sensitive sectors provided under articles R. 153-1 et seq. of the French Monetary and Financial Code (the “Foreign Investment Control”).

(f)	In case the Ministry of Economy determines that the Transaction falls within the scope of Foreign Investment Control, the Company will cooperate with the Purchaser and the Sellers to promptly file with the Ministry of Economy a request for clearance under the Foreign Investment Control and promptly respond to all questions asked by the Ministry of Economy. The Purchaser and Parent will use their commercially reasonable efforts to provide commitments that would be requested by the Ministry of Economy to promptly obtain the foreign investment control clearance (except that Parent or Purchaser shall not be required to extend the scope, nature or duration of the commitments set forth in the provisions of Articles 3.3, 3.4 and 3.5 of this Agreement) (the “Investment Control Clearance”). The Purchaser will promptly keep the Company informed of any material development in respect of the foregoing.

(g)	Notwithstanding any provision in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Article 6(a) and Parent is obligated to pay to the Sellers the Termination Fee pursuant to the terms of the SPA, Parent will pay to the Company a fee of EUR 60 million in cash (the “Company Termination Fee”) in accordance with this Article 3.1(g). The Company Termination Fee will be paid to the Company by wire transfer of immediately available funds to an account designated by the Company promptly following the request of the Company after termination of this Agreement upon the circumstances described in this Article 3.1(g) (and in any event not later than five (5) Business Days after delivery to Parent of notice of request for payment).

3.2	Refinancing

With respect to any loan or financial indebtedness of any Group Companies which should become due and payable as a result of Closing, including as a result of any default, event or acceleration, or otherwise, the Purchaser will make available or cause to be made available to the Group Companies any funds necessary to make such repayment as and when due and payable, in particular under the form of an inter-company loan agreement made available by Parent to the Company and/or any other Group Company, at conditions in terms of interest rate, term and amortization profile consistent with the existing financing due to be repaid. In addition, to the extent reasonably requested by the Purchaser, the Group Companies will use reasonable best efforts to assist the Purchaser in seeking to amend any debt due to be repaid, to waive the default, acceleration, change of control or similar provisions contained therein in connection with the Transaction and the Offer.

3.3	Employment and Certain Compensation Items

Following the completion of the Offer, Parent will use its reasonable efforts, to and to cause its Subsidiaries to take, the actions described on Schedule 3.3, subject to the terms and conditions set forth thereon.

3.4	Headquarters and Company Tradename Brand

The Purchaser and Parent undertake to install the global transit division headquarters in Gennevilliers, France and to open an office in Berlin, Germany after the Closing Date.

The Purchaser and Parent undertake to have the Global Transit division operated under the name Faiveley Transport in all countries where they operate.

3.5	European Centers of Competences

The Purchaser and Parent undertake to maintain after the Closing Date the European Centers of Competences of the Company listed on Schedule 3.5.

3.6	Parent to Cause the Purchaser to Perform All Obligations Hereunder

Parent hereby fully, unconditionally and irrevocably agrees to cause Purchaser to perform all of the Purchaser’s obligations hereunder, and fully, unconditionally and irrevocably guarantees such performance by Purchaser of each and every obligation of Purchaser hereunder, including any and all payment obligations.

3.7	U.S. Securities Law Matters

(a)	The Company will (i) instruct its agent to (x) provide as soon as practicable a TPI (“titre au porteur identifiable”) shareholder review and (y) undertake the required “look-through” calculation of the number of “U.S. holders” of Company Shares in accordance with Rule 800(h) under the Securities Act and (ii) as soon as practicable and on an expedited basis, provide to Parent any results of such “look-through” calculation and other information reasonably requested by Parent so as to permit Parent to determine whether the exemptions provided under Rule 802 of the Securities Act and Rule 14d-1 of the Exchange Act are available. The Company undertakes to promptly update such information as reasonably requested by Parent. Parent acknowledges that the TPI list of shareholders may not be communicated as such to Parent.

(b)

The Company will promptly furnish to Parent in writing all information concerning the Company that may be reasonably requested by Parent for inclusion in any Registration Statement on Form S-4 that may be required to be filed by Parent, and any amendment thereto (the “Form S-4”). The Parties agree that no information regarding the Company not already disclosed or required to be disclosed under French Law will be included in the Form S-4, provided that, if Parent requires information from the Company which the Company has not already disclosed or is not required to be disclosed under French Law, the Parties will cooperate to find a mutually agreeable scope of disclosure. The information with respect to the Company or any of its Subsidiaries that the Company furnishes, or causes to be furnished, to Parent or Purchaser in writing specifically for use in the Form S-4, at the time of (i) the filing thereof with the SEC, (ii) any distribution or dissemination thereof, and (iii) the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent and Purchaser will promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Form S-4, and will promptly provide the Company with copies of all correspondence and summaries of all material oral communications between them and their Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of any Form S-4 (including any amendment or supplement thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Form S-4, Parent and Purchaser will provide the Company and its counsel a reasonable opportunity to review and comment on such Form S-4 or response, and Parent and Purchaser will give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by the Company and its counsel. In the event that Parent or Purchaser receives any comments from the SEC or its staff with respect to the Form S-4, each will use its reasonable best efforts to (x) respond promptly to such comments and (y) take all other actions necessary to resolve the issues raised therein.

4.	COMPANY COVENANTS

(a)	Conduct of Business

From the date hereof until the Closing Date, the Company will, and will cause each of the Group Companies to, operate its business in the ordinary course consistent with past practice, provided, however, that, the Company will take all actions necessary to ensure satisfaction before the Long Stop Date of the Closing conditions set forth at Article 6.1(d)(iii) of the SPA.

In addition, and without limiting the generality of the foregoing, during such period, except as may be reasonably necessary to comply with the terms of this Agreement and the SPA, including the satisfaction of any conditions to the consummation of the Transaction, the Company will not and will cause the Group Companies not to, without the written prior consent of the Purchaser (which will not be unreasonably withheld, conditioned or delayed):

(i)	declare or issue any dividends or distribution in respect of any of its share capital or other equity or voting interests (except for the payment of the EUR 0.90 per share dividend submitted to the Company’s general shareholders’ meeting to be held on September 18, 2015 or distribution of dividends by wholly owned Subsidiaries to the Company in ordinary course), or split, combine or reclassify any of its share capital or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its share capital;

(ii)	amend the Company by-laws or the by-laws of any Subsidiary of the Company save for capital increase and other amendments to the by-laws of any Subsidiaries when such capital increase or amendment is legally required and changes in the share capital of any Subsidiary 100% held by the Company or a Group Company;

(iii)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization;

(iv)	enter into a material joint venture or material partnership or similar material third-party business enterprise;

(v)	issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any share capital or other equity or voting interests of any Group Company, securities convertible or exchangeable into or exercisable for any share capital or other equity or voting interests of any Group Company or any options, warrants or other rights of any kind to acquire any share capital or other equity or voting interests of any Group Company or such convertible, exchangeable or exercisable securities, save for the Equity Awards contemplated by Schedule 3.3 and the Planned Equity Awards contemplated by Schedule 4.(a)(v) and saved for the issuance of shares of Company subsidiary when this issuance is fully subscribed for by any other Group Companies;

(vi)	acquire or dispose of assets from or to any other Person, other than acquisitions with a purchase price not in excess of EUR 30,000,000 in the aggregate and EUR 20,000,000 for dispositions in the aggregate, and other than acquisitions of raw materials, supply or inventory and dispositions of products and inventory in the ordinary course of business or any other acquisition or disposition pursuant to a binding agreement in place as of the date of this Agreement and previously provided to Parent.

(vii)	incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any indebtedness for borrowed money in an amount exceeding EUR 20,000,000 in the aggregate, other than in respect of previously budgeted borrowings to support asset financing and capital expenditures that had been previously disclosed to Purchaser;

(viii)	make, commit to make or authorize any capital expenditure, other than capital expenditures and research and development expenditures in the amounts set forth in the Company’s existing capital budget that has been previously disclosed to Purchaser or otherwise in the ordinary course of business consistent with past practice;

(ix)	make any material changes with respect to accounting policies or procedures, except as required by changes in IFRS or the AMF;

(x)	release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any litigation requiring payment by any Group Company in excess of EUR 5,000,000;

(xi)	make, change or revoke any tax election, change any tax accounting method, settle or compromise any tax liability or proceeding or amend any tax return, except (A) as required by applicable Law or by a change in accounting standards, (B) as do not result in an increase in tax or a decrease of after tax income and (C) if conducted in the ordinary course of business;

(xii)	except as (i) required by applicable Law, (ii) contemplated by this Agreement or (iii) in the ordinary course of business, with respect to any officer of the Group Companies:

(A)	grant or provide any severance, termination or other payments or benefits exceeding existing employee agreements;

(B)	materially increase the compensation (including bonuses); being specified that this should not restrict the grant of Planned Equity Awards.

(xiii)	take any action that would require the approval of, notification to, or an opinion from the Supervisory Board of the Company in accordance with applicable Law or the internal rules thereof (règlement intérieur), except for Planned Equity Awards; or

(xiv)	agree, authorize or commit to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

By exception to the foregoing and notably paragraph (vi), the Company will use its reasonable best efforts to, and to cause each of the Group Companies to take all actions necessary, at its discretion to (A) ensure satisfaction of the Closing conditions set forth at Article 6.1(d)(iii) of the SPA and (B) remedy before Closing any violation of Laws of any jurisdiction (other than the United States of America, the United Kingdom and the European Union) imposing economic or financial trade sanctions or trade embargoes.

(b)	Company’s Financing Cooperation

Prior to the Closing Date, the Company will and will cause each of the Group Companies to and will use reasonable best efforts to cause their respective officers, employees and advisors, including legal and accounting advisors, accountants, attorneys and auditors to, provide such reasonable cooperation to the Purchaser as may be requested by the Purchaser to the extent permitted by Laws (and the request will be precise and specific as reasonably practicable) in connection with the arrangement of financing by Parent or the Purchaser for purposes of this Agreement and the SPA (the “Financing”), including by:

(i)	promptly providing customary financial statements and financial information regarding the Group Companies as may be reasonably requested in writing by the Purchaser (A) in order to consummate the Financing or (B) as necessary to satisfy the conditions set forth in the debt commitment letters received by the Purchaser and dated as of the date hereof, which will be in the form provided to the Company prior to the date hereof (the “Debt Financing Commitment”), including (x) International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2012, 2013 and 2014 fiscal years of the Company, (y) IFRS unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company reviewed by the auditors in accordance with PCAOB AU722 for each subsequent fiscal quarter ended at least 60 days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end, and (z) all financial information about the Group Companies reasonably requested by Purchaser to (1) prepare customary pro forma financial statements (which will remain the responsibility of Parent and Purchaser) customarily included in offering documents for investment-grade debt securities and (2) assist Purchaser in reconciling the financial statements described in the foregoing clauses (x)-(z) to GAAP (which will remain the responsibility of Parent and Purchaser), and (w) financial information that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants of Purchaser and the Company in connection with the offering of such securities (and the Company will arrange the delivery of such comfort with respect to such information);

(ii)	reasonably cooperating with the marketing and due diligence efforts of Purchaser and their financing sources, including by assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, prospectuses, private placement memoranda, lender and investor presentations, bank information memoranda and similar documents required in connection with the Financing and any syndication thereof;

(iii)	furnishing the Purchaser at least six Business Days prior to the Closing Date with documentation and other information about the Group Companies expressly and specifically required by the Purchaser to comply with applicable “know your customer” and anti-money laundering rules and regulations, provided that it has received a precise list of such documentation and other information at least fifteen Business Days prior to Closing;

(iv)	executing and delivering, on behalf of the Company, certificates, legal opinions and other customary documents relating to the Financing, in each case, subject to and with effect solely from and after the Closing, as may be reasonably requested by Purchaser (provided that any obligations contained in such documents will be effective no earlier than as of the Closing);

(v)	assisting Purchaser and its counsel with obtaining the customary legal opinions required to be delivered with respect to any offering documents in connection with the Financing;

(vi)	facilitating the execution and delivery (at Closing) of definitive documents related to the Financing;

(vii)	designating and causing reasonably appropriate members of senior management of the Group Companies to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Financing at mutually agreeable times and upon reasonable notice;

(viii)	facilitating the taking of all reasonable corporate actions by the Group Companies, subject to the occurrence of the Closing, necessary to permit the completion of the Financing, including executing and delivering any guarantee and any customary pledge and security documents by the Group Companies in each case, subject to and with effect solely from and after the Closing as may be reasonably requested by the Purchaser (provided that any obligations contained in such documents will be effective no earlier than as of the Closing);

(ix)	using reasonable best efforts to assist Purchaser in connection with the preparation of pro forma financial information and financial statements to be included in any offering documents;

(x)	reasonably cooperating in connection with the pay-off of existing indebtedness of the Group Companies and the release of related liens and termination of related security interests and the obtaining of customary pay-off and release letters (including by delivery of timely notices of repayment or prepayment), in each case as may be reasonably requested by the Purchaser and subject to and with effect solely from and after the Closing (provided that any obligations contained in any related documents will be effective no earlier than as of the Closing);

The Company will not be required to pay any commitment or other fees (except to the extent immediately reimbursed by the Purchaser) or provide any security or incur any other expense or liability (except for amounts immediately reimbursed by the Purchaser) in connection with the Financing prior to Closing. Neither the obtaining of the Financing, nor the completion of any issuance of securities contemplated by the Financing is a condition to the Closing. The Purchaser reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or the completion of any such issuance, subject to the satisfaction of the conditions set forth in Article 6 of the SPA.

Notwithstanding anything to the contrary provided herein or in any other agreement among the Parties, the Purchaser will be permitted to disclose this Agreement and related documentation to any potential lenders or investors, subject to customary confidentiality undertakings reasonably acceptable to the Company by such potential lenders or investors with respect thereto.

Purchaser will indemnify, defend and hold harmless each of the Group Companies and their respective partners, members, managers, employees, accountants, legal counsel and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing and the performance of their respective obligations under this Article 4 and any information utilized in connection therewith, other than to the extent arising from (i) information relating to the Group Companies provided by the Group Companies in writing specifically for use in the Financing offering documents or (ii) the willful misconduct of the Group Companies or their respective partners, members, managers, employees, accountants, legal counsel and other representatives.

(c)	Cooperation with the Expert

The Company, and the Purchaser and Parent, will, and will cause their respective Affiliates to, fully cooperate with the Expert. In the event the Company is informed by the Expert that its report will not support the Offer and possible squeeze-out, the Company will immediately inform the Purchaser thereof.

(d)	Change of Control

The Company undertakes to use its commercially reasonable efforts (which will not include having to incur any payment obligation or other liability) to obtain, prior to the Closing, consents from third parties under change of control clauses contained in the contracts entered into by the Company to avoid disruption or prejudice to the business of the Company as a result of the change of control of the Company in connection with the Transaction or the Offer, it being understood that no such consent will be a condition to the consummation of the Transaction or the Offer. The Company will take the steps provided above with respect to its bank financings containing changes of control, only after discussion with Parent on the opportunity to request such waivers.

5.	REPRESENTATIONS AND WARRANTIES

(a)	Each of (i) the Company and (ii) the Purchaser and Parent represents and warrants to the other that it has the legal right and full power and authority to enter into and perform this Agreement. This Agreement constitutes legal, valid and binding obligations on each of the Company, and of the Purchaser and Parent, enforceable in accordance with its terms.

(b)	The Company represents and warrants to the Purchaser and Parent as follows:

(i)	Corporate, Etc. Status

The Company is validly organized and existing under the laws of France.

No step has been taken or legal proceedings started against the Company for its winding-up, liquidation, bankruptcy, or dissolution under applicable Laws in any relevant jurisdiction, nor is the Company insolvent.

(ii)	Authority

The Company has taken all necessary action and has full power to execute and perform this Agreement in accordance with its terms. The terms of this Agreement constitute valid, legal and binding obligations of the Company, enforceable in accordance with its terms.

Performance by the Company of its obligations under this Agreement does not constitute a breach of or default under any agreement or instrument to which the Company is a party or by which it is bound or under any order, judgment, decree or other restriction (including statutory and regulatory provisions) applicable to the Company, except as set forth in this Agreement and except as would not reasonably be expected to be material to the Group Companies, taken as a whole.

(iii)	The Company Shares

As of the Binding Offer Date, the share capital of the Company is comprised of 14,614,152 shares fully paid and validly issued, including 198,183 Treasury Shares.

As of the Binding Offer Date, a maximum of 284,638 shares may be issued by the Company upon the exercise of the Equity Awards granted prior to Binding Offer Date.

(iv)	Compliance with Certain Laws

Without limiting the generality or effect of the foregoing, neither the Company nor any Group Company, nor any officer, director, agent, consultant, employee or other Person acting on behalf of the Company or any Group Company, has, directly or indirectly, given, promised, offered or authorized the same, or paid anything of value to any recipient that was, is or would be prohibited under any anti-corruption and/or anti-bribery Laws of any Governmental Entity of any jurisdiction applicable to the Company or Group Companies (whether by virtue of jurisdiction or organization or conduct of business) except as would not reasonably be expected to have a material adverse effect on the Group Companies taken as a whole.

Except as specifically set forth in the Company Disclosure Schedule , since January 1, 2015, the Company and, to the Company’s knowledge, the Group Companies have at all times conducted their export, foreign contract and business in all material respects in accordance with all applicable import, export control and boycott Laws in any countries in which the Company or any Group Companies conducts business except as would not reasonably be expected to have a material adverse effect on the Group Companies taken as a whole.

(v)	Consents

Except as specifically set forth in the Company Disclosure Schedule, no consent, approval or authorization of any Governmental Entity or other Person is required to be obtained or made by the Company in connection with the consummation of the transactions contemplated by this Agreement, other than obtaining any antitrust clearances (including Antitrust Clearances) and, as the case may be, the Investment Control Clearances, and other than any such consent, approval or authorization the failure of which to obtain would not reasonably be expected to be material to the Group Companies, taken as a whole.

(vi)	Related-Party Transactions

Except as specifically set forth in this Agreement or in the Company Disclosure Schedule or as disclosed in the Document de Référence included in the Company’s most recent filing with the AMF, there are no material agreements, arrangements or transactions to which any Group Company, on the one hand, and officer or director of the Company or any of the Sellers, on the other hand, is a party.

(vii)	No Litigation

There is no suit, action or proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, individually or in the aggregate, would reasonably be expected to have a material effect on the Group Companies, taken as a whole, and, to the knowledge of the Company, no basis exists therefor.

(viii)	Fees

Except for as set forth on the Company Disclosure Schedule, there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who would be entitled to any fee or commission from the Company in connection with the Offer or any other transactions contemplated by this Agreement.

6.	TERMINATION

(a)	This Agreement may only be terminated as follows:

(i)	by mutual written consent of Parent and the Company;

(ii)	by either Party, in the event that the Transaction fails to occur by the Long Stop Date (as defined in the SPA), or the SPA is terminated in accordance with its terms; provided, that, a Party may not terminate this Agreement pursuant to this Section 6(a) if it or any of its Affiliates will have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the Transaction on or before such date.

(b)	In the event of termination of this Agreement in accordance with Article 6(a), this Agreement will thereafter become void and have no effect, and no Party will have any liability or obligations to the other Parties or their respective Affiliates, except for the obligations contained in Articles 3.1(g) (termination fee) 9.8 (governing law and dispute resolution), 9.2 (expenses), 8 (notice) and 7 (communication – public statements, which confidentiality obligation will remain in force for a period of five years after the termination of this Agreement). Notwithstanding the foregoing, nothing in this Article 6.2(b) will be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.

7.	COMMUNICATION

The Parties have agreed to issue two separate press releases substantially in the form agreed to between the Parties, announcing this Agreement, the SPA and the transactions contemplated hereby and thereby and a communications plan with regards thereto (the “Communications Plan”). Except for such press releases, statements consistent with the Communications Plan or as Parent or the Company may determine in good faith to be required by applicable Law, which is subject to the following sentence, the each of the Parties agrees that it will not publish any press release, make any public statement or otherwise communicate publicly (including off-the-record or private interviews with journalists) with respect to this Agreement, the SPA and the transactions contemplated hereby and thereby that is inconsistent with the Communications Plan without the written consent of Parent (in the case of the Company) or the Company (in the case of Parent or the Purchaser), which will have the right to review and comment upon any such release, statement or communication. In the event any Party is required (in the reasonable opinion of counsel) by applicable Law to make any public announcement related to the SPA and the transactions contemplated hereby and thereby other than is consistent with the press releases and Communications Plan, such Party will give Parent (in the case of the Company) or the Company (in the case of Parent or the Purchaser) a reasonable opportunity to review and comment upon such communication before it is disseminated.

8.	NOTICES

All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected Party at the addresses and facsimile numbers set forth below or at such other addresses or facsimile numbers as such Party may have provided to the other Parties in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed with receipt of delivery confirmation (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(a)	If to the Purchaser or Parent, to:

Wabtec Corporation

1001 Air Brake Avenue

Wilmerding, PA 15148 - USA

Attention: David L. DeNinno

Fax No.: +1 412.825.1019

Email: ddeninno@wabtec.com

With a copy (which will not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 10017 - USA

Attention: Robert Profusek

Fax No.: +1 212.755.7306

Email: raprofusek@jonesday.com

Jones Day

2 rue Saint Florentin

75001 Paris - FRANCE

Attention: Sophie Hagège

Fax No.: + 33 (0)1.56.59.39.38

Email: shagege@jonesday.com

(b)	If to the Company:

Faiveley Transport S.A.

3 rue du 19 mars 1962

92230 Gennevilliers - FRANCE

Attention: Mr. Guillaume Bouhours

Chief Financial Officer of the Company

Fax No.: +33 (0)1.48.13.65.54

Email: guillaume.bouhours@faiveleytransport.com

With a copy (which will not constitute notice) to:

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 Paris - FRANCE

Attention: Bertrand Cardi and Olivier Huyghues Despointes

Fax No.: + 33 (0)1.45.02.49.49

Email: bcardi@darroisvilley.com and ohuyghues@darroisvilley.com

Wachtell Lipton Rosen & Katz

51 West 52nd Street,

New York, NY 10019

Attention: Adam O. Emmerich and DongJu Song

Fax No.: + 1 212.403.2000

Email: aoemmerich@WLRK.com and dsong@WLRK.com

9.	MISCELLANEOUS

9.1	Amendments and Waiver

No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Purchaser or Parent unless it is approved in writing by Parent, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Company unless it is approved in writing by the Company. No waiver of any breach of any provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other provision herein contained. The failure or delay of any of the Parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy

9.2	Expenses

Except as otherwise expressly provided herein or in the Shareholders’ Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses.

9.3	No Third-Party Beneficiaries

Except for the Persons indemnified pursuant to Article 4 of this Agreement, this Agreement is for the sole benefit of the Parties, their permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

9.4	Entire Agreement

This Agreement, the SPA, the Shareholders’ Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

9.5	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement and the intention of the parties with respect to the transactions contemplated by this Agreement is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement is consummated as originally contemplated to the greatest extent possible.

9.6	Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a party may have no adequate remedy at Law. The Parties accordingly agree that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

9.7	Successors and Assigns; Assignment

Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto. This Agreement may not be assigned or delegated by (a) the Purchaser or Parent except to an Affiliate or a Subsidiary, without the prior written consent of the Company or (b) the Company without the prior written consent of the Purchaser and Parent, provided that no such assignment or delegation will relieve the Purchaser, Parent or the Company of its obligations hereunder.

9.8	Governing law and Jurisdiction

(a)	This Agreement, any claims, controversies, disputes or causes of action, whether in contract or tort (each, a “Dispute”) based upon, arising out of or relating to this Agreement or the negotiation, execution, performance or termination of this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, USA, without regard to any applicable conflict of Laws principles.

(b)	The Parties agree that any action seeking to enforce any provision of, or based on any Dispute or any matter arising out of or in connection with, this Agreement may only be brought in the Delaware Chancery Court located in Wilmington Delaware, USA so long as such court has subject matter jurisdiction over such action, or alternatively in any United States District Court located in Wilmington, Delaware, USA if the aforesaid Delaware Chancery Court does not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware, USA, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process and of all other pleadings or papers on such Party as provided in Article 8 will be deemed effective service of process on such Party.

[Signature Pages Follow]

/s/ Stephane Ramband-Meassar
for and on behalf of Faiveley Transport

Represented by:	Stephane Ramband-Meassar

/s/ Albert J. Neupaver
for and on behalf of FW Acquisition LLC

Represented by:	Albert J. Neupaver

/s/ Albert J. Neupaver
for and on behalf of Wabtec Corporation

Represented by:	Albert J. Neupaver

SCHEDULE 1.1

PARENT PREFERRED STOCK TERMS

Schedule 1.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

WABTEC CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Wabtec Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on [●], 201__:

WHEREAS, the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) authorizes the issuance by the Company of up to 1.0 million shares of preferred stock (“Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to fix from time to time before issuance the number of shares to be included in any such series and the designations, relative powers, preferences, rights and qualifications, limitations or restrictions of such series; and

WHEREAS, the Company has entered into (1) a Share Purchase Agreement, dated as of [●] 4, 2015 (the “SPA”), with certain investors (the “Faiveley Transport Shareholders”) to sell shares of a series of Preferred Stock in exchange for other securities, (2) a Shareholders Agreement, dated as of such date (the “Shareholders Agreement”), with the Faiveley Transport Shareholders, and (3) a Tender Offer Agreement, dated as of such date (the “Tender Offer Agreement”), among the Company, a Subsidiary of the Company and Faiveley Transport, a société anonyme à Directoire et Conseil de Surveillance incorporated under the laws of France (“Faiveley Transport”), pursuant to which the Company has agreed to offer to purchase Faiveley Transport common shares from the shareholders of Faiveley Transport other than the Faiveley Transport Shareholders for, at their election, cash or Preferred Stock; and

WHEREAS, certain defined terms are set forth in Section 10.

NOW, THEREFORE, BE IT RESOLVED, that this Certificate of Designations will become effective as of immediately prior to the Closing, as that term is defined in the SPA; and

RESOLVED, FURTHER, that a series of Preferred Stock with the designations, powers, preferences, rights and the qualifications, limitations and restrictions thereof, as provided herein is hereby authorized and established as follows:

1. DESIGNATION AND RANKING. (a) THIS SERIES OF PREFERRED STOCK IS DESIGNATED AS THE SERIES A CONVERTIBLE PREFERRED STOCK (THE “SERIES A PREFERRED STOCK”). THE NUMBER OF SHARES CONSTITUTING THE SERIES A PREFERRED STOCK IS 689,295. SHARES OF SERIES A PREFERRED STOCK MAY BE ISSUED IN WHOLE OR FRACTIONAL SHARES, ROUNDED TO THE NEAREST ONE-TEN THOUSANDTH OF A WHOLE SHARE OF SERIES A PREFERRED STOCK. ANY REFERENCE TO A SHARE OF SERIES A PREFERRED STOCK WILL, AS TO ANY FRACTIONAL SHARE, BE DEEMED TO BE MULTIPLIED BY THE APPLICABLE FRACTION OF THAT SHARE OF SERIES A PREFERRED STOCK. THE COMPANY WILL NOT ISSUE MORE THAN 689,295 SHARES OF SERIES A PREFERRED STOCK, AND THE COMPANY WILL NOT ISSUE ANY RIGHTS, WARRANTS, OPTIONS OR OTHER SECURITIES EXERCISABLE FOR OR CONVERTIBLE OR EXCHANGEABLE INTO SHARES OF SERIES A PREFERRED STOCK. SHARES OF SERIES A PREFERRED STOCK WILL HAVE A STATED VALUE OF $1,764.00 PER SHARE (THE “STATED VALUE”).

(b) With respect to dividend and distribution rights (in respect of cash, securities of the Company and other property) and rights upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks:

(i) senior in preference and priority to the common stock, $0.01 par value per share, of the Company (the “Common Stock”), including the Common Stock into which the Series A Preferred Stock is convertible, and any securities into which Common Stock may be reclassified, and each other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”);

(ii) on parity, without preference and priority, with each other class or series of equity security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Parity Securities”); and

(iii) junior in preference and priority to each other class or series of equity security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Senior Securities”).

2. DIVIDENDS. (a) EACH HOLDER OF SHARES OF SERIES A PREFERRED STOCK WILL BE ENTITLED, IN PREFERENCE TO THE HOLDERS OF ANY JUNIOR SECURITIES, TO RECEIVE DIVIDENDS WHEN, AS AND IF DECLARED BY THE BOARD OUT OF FUNDS OR OTHER ASSETS OF THE COMPANY LEGALLY AVAILABLE THEREFOR (THE “SERIES A DIVIDENDS”) ON THE SERIES A PREFERRED STOCK IN CASH AT THE RATE PER SHARE OF SERIES A PREFERRED STOCK (THE “DIVIDEND RATE”) EQUAL TO THE GREATER (AS MEASURED ON A QUARTERLY BASIS) OF: (I) 1.0% PER ANNUM ON THE STATED VALUE OF ONE SHARE OF SERIES A PREFERRED STOCK (DIVIDED IN FOUR EQUAL, QUARTERLY PAYMENTS) AND (II) THE TOTAL SUM OF ALL CASH DIVIDENDS THAT WOULD HAVE BEEN PAID DURING THE COMPANY’S FISCAL QUARTER IMMEDIATELY PRECEDING THE APPLICABLE DIVIDEND PAYMENT DATE (AS DEFINED BELOW) ON THE COMMON STOCK INTO WHICH THE ONE SHARE OF SERIES A PREFERRED STOCK WOULD BE CONVERTED (ASSUMING, IN THE CASE OF ANY DIVIDEND ON COMMON STOCK, AUTOMATIC CONVERSION IMMEDIATELY PRIOR TO THE RECORD DATE FOR THE PAYMENT OF SUCH DIVIDEND). THE SERIES A DIVIDENDS WILL BE CUMULATIVE, WHETHER OR NOT EARNED OR DECLARED, AND WILL BE PAYABLE QUARTERLY IN ARREARS ON THE 15TH DAY OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR AFTER ISSUANCE (EACH A “DIVIDEND PAYMENT DATE”) AND IF SUCH DATE IS NOT A BUSINESS DAY THEN THE NEXT SUCCEEDING BUSINESS DAY; PROVIDED, HOWEVER, THAT THE DIVIDEND RATE PAYABLE ON THE INITIAL DIVIDEND PAYMENT DATE WILL BE MULTIPLIED BY A FRACTION, THE NUMERATOR OF WHICH IS THE NUMBER OF DAYS BETWEEN (AND INCLUDING) THE DATE THAT THE SERIES A PREFERRED STOCK IS FIRST ISSUED AND THE INITIAL DIVIDEND PAYMENT DATE WITH RESPECT TO SUCH SERIES A PREFERRED STOCK AND THE DENOMINATOR OF WHICH IS THE TOTAL NUMBER OF DAYS IN THE CALENDAR QUARTER IN WHICH THE INITIAL DIVIDEND PAYMENT DATE OCCURS AND, FOR ANY PAYMENT DATE OTHER THAN A DIVIDEND PAYMENT DATE, THE DIVIDEND RATE WILL BE MULTIPLIED BY A FRACTION, THE NUMERATOR OF WHICH IS THE ACTUAL NUMBER OF DAYS ELAPSED SINCE THE MOST RECENT DIVIDEND PAYMENT DATE AND THE DENOMINATOR OF WHICH IS 90. SERIES A DIVIDENDS WILL ACCUMULATE FROM THE MOST RECENT DIVIDEND PAYMENT DATE, OR IF NO SERIES A DIVIDENDS HAVE BEEN PAID, FROM THE DATE THAT THE SERIES A PREFERRED STOCK IS FIRST ISSUED, WHETHER OR NOT DURING ANY SUCH TIME THERE HAVE BEEN FUNDS LEGALLY AVAILABLE FOR THE PAYMENT OF SUCH SERIES A DIVIDENDS. THE RECORD DATE FOR THE DETERMINATION OF HOLDERS OF SHARES OF SERIES A PREFERRED STOCK ENTITLED TO RECEIVE PAYMENT OF A DIVIDEND OR DISTRIBUTION DECLARED THEREON WILL BE 15 CALENDAR DAYS BEFORE THE APPLICABLE DIVIDEND PAYMENT DATE.

(b) No cash or other dividends or distributions will be declared or paid on any Junior Securities or Parity Securities, and no Junior Securities or Parity Securities will be purchased, redeemed or otherwise acquired for consideration by the Company or any of its Subsidiaries, unless and until all accumulated Series A Dividends (with respect to the then-applicable current fiscal year and all prior years) have been declared and paid to all holders of Series A Preferred Stock.

3. LIQUIDATION. (a) IN THE EVENT OF A LIQUIDATION EVENT, EACH HOLDER OF SERIES A PREFERRED STOCK WILL RANK SENIOR TO THE HOLDERS OF ALL JUNIOR SECURITIES OF THE COMPANY AND WILL BE ENTITLED TO BE PAID, AND WILL BE PAID, OUT OF THE ASSETS OF THE COMPANY AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS, AN AMOUNT PER SHARE OF SERIES A PREFERRED STOCK IN CASH (THE “LIQUIDATION PREFERENCE”) EQUAL TO THE GREATER OF (I) THE STATED VALUE OF ONE SHARE OF SERIES A PREFERRED STOCK PLUS ANY ACCUMULATED, ACCRUED OR EARNED BUT NOT YET PAID (WHETHER DECLARED OR NOT) SERIES A DIVIDENDS UP TO AND INCLUDING THE DATE OF THE LIQUIDATION EVENT OR (II) THE MARKET VALUE OF ANY CASH, SECURITIES OR PROPERTY TO BE PAID UPON, OR IN CONNECTION WITH, SUCH LIQUIDATION EVENT ON OR IN RESPECT THE COMMON STOCK INTO WHICH ONE SHARE OF SERIES A PREFERRED STOCK WOULD BE CONVERTED (ASSUMING AUTOMATIC CONVERSION IMMEDIATELY PRIOR TO LIQUIDATION EVENT AND CALCULATED WITHOUT REGARD TO THE PAYMENT OF THE LIQUIDATION PREFERENCE), IN ANY EVENT BEFORE ANY AMOUNT IS PAID UPON SUCH LIQUIDATION EVENT ON OR IN RESPECT OF ANY JUNIOR SECURITIES.

(b) If, upon any Liquidation, the assets of the Company available to be distributed among the holders of the Series A Preferred Stock and any class or series of Parity Securities are insufficient to permit payment to the holders of the Series A Preferred Stock of the Liquidation Preference and to such class or series of Parity Securities of their respective liquidation amount, then the entire assets of the Company to be distributed will be distributed pro rata, based on the amount of the Liquidation Preference and such other liquidation amount, to the holders of Series A Preferred Stock and such other Parity Securities, aggregated together with the Series A Preferred Stock, in preference to any holders of Junior Securities.

(c) Prior to the time of any Liquidation Event, the Board will declare, or will be deemed to have declared, for payment all accumulated, accrued or earned but not yet paid dividends up to and including the date of the Liquidation Event with respect to the Series A Preferred Stock then outstanding as to such distributions according to the preferential amounts due thereon.

(d) After payment to the holders of Series A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock as such will have no right or claim to any of the assets of the Company.

(e) The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Preferred Stock will equal the Market Value thereof.

(f) For purposes hereof, the following events constitute a “Liquidation Event”:

(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions occurring in a 12-month period, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole ; and

(ii) any other voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”).

(g) The Company will mail written notice of any such Liquidation Event not less than 45 calendar days prior to the payment date related to such Liquidation Event (stating the payment date in such notice) to each holder of then-outstanding Series A Preferred Stock.

4. VOTING RIGHTS. (a) GENERALLY. THE HOLDERS OF SERIES A PREFERRED STOCK WILL BE ENTITLED TO ONE VOTE FOR EACH WHOLE SHARE OF COMMON STOCK WHICH WOULD BE ISSUABLE TO SUCH HOLDER UPON THE CONVERSION OF ALL THE SHARES OF SERIES A PREFERRED STOCK SO HELD ON THE RECORD DATE FOR THE DETERMINATION OF SHAREHOLDERS ENTITLED TO VOTE AND WILL VOTE TOGETHER WITH THE COMMON STOCK AS A CLASS ON ALL MATTERS TO BE VOTED ON BY THE SHAREHOLDERS OF THE COMPANY EXCEPT AS PROVIDED IN SECTION 4(B).

(b) Protective Covenants. In addition to any other vote required by law, without the prior vote or written consent of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, voting separately as a single class, the Company will not amend, alter or repeal any of the provisions of its Certificate of Incorporation, including this Certificate of Designations of the Series A Preferred Stock, in any manner so as to adversely affect the relative powers, rights and preferences of the Series A Preferred Stock or adversely affect the Series A Preferred Stock or the holders thereof.

5. CONVERSION. (a) AUTOMATIC CONVERSION. (I) EACH SHARE OF SERIES A PREFERRED STOCK WILL BE AUTOMATICALLY CONVERTED (AN “AUTOMATIC CONVERSION”) INTO A NUMBER OF SHARES OF COMMON STOCK EQUAL TO (A) THE STATED VALUE, DIVIDED BY (B) THE THEN-APPLICABLE CONVERSION PRICE, UPON THE OCCURRENCE OF ONE OF THE FOLLOWING EVENTS (ANY SUCH EVENT, A “CONVERSION EVENT”):

(A) the third annual anniversary of the Closing Date (as defined in the SPA);

(B) consummation of, in one transaction or a series of related transactions, a reorganization, merger or consolidation, tender or exchange offer, or sale or other disposition of all or substantially all of the assets of the Company or similar other transaction involving the Company or its stockholders, unless, in each case, immediately following any such transaction,

(i) all or substantially all of the Persons who were the Beneficial Owners of Voting Securities immediately prior to the transaction Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) and (ii) at least half of the members of the board of directors of the entity resulting from the transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for the transaction; and

(C) immediately prior to the consummation, in one transaction or a series of related transactions, of any transaction (including any merger or consolidation or tender or exchange offer), the result of which is that any Person becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Securities of the Company, measured by voting power rather than number of shares.

(ii) In the event of an Automatic Conversion, the Company will mail written notice (the “Automatic Conversion Notice”) to each holder of record of the shares of Series A Preferred Stock setting forth:

(A)	a statement that a Conversion Event has occurred or will occur as of the date specified in the notice; and

(B)	the number of shares of Series A Preferred Stock held by that holder that are subject to the Automatic Conversion, the then-applicable Conversion Price, the number of shares of Common Stock into which such shares of Series A Preferred Stock will be converted and a letter of transmittal to the Company.

(iii) In the event of a Conversion Event, the holders of the shares of Series A Preferred Stock will be entitled to be paid, and will be paid, out of the assets of the Company available for distribution to stockholders, or out of the any consideration paid in the Conversion Event, if applicable, an amount per share of Series A Preferred Stock equal to any accumulated, accrued or earned but not yet paid (whether declared or not) Series A Dividends up to and including the date of the Conversion Event on or prior to the occurrence of any Automatic Conversion before any amount is paid upon such Conversion Event on or in respect of any Junior Securities. Prior to the time of any Conversion Event, the Board will declare, or will be deemed to have declared, for payment all accumulated, accrued or earned but not yet paid dividends up to and including the date of the Conversion Event with respect to the Series A Preferred Stock then outstanding as to such distributions according to the preferential amounts due thereon.

(b) Conversion Procedures and Related Matters. In connection with any conversion of Series A Preferred Stock pursuant to Section 5(a), each holder of shares of Series A Preferred Stock to be converted will as promptly as reasonably practicable after receipt of the Automatic Conversion Notice deliver to the Company or, if applicable, its transfer agent, certificates representing the shares of Series A Preferred Stock so converted, duly endorsed for transfer (or if lost, a Certificate of Loss Affidavit attesting to the loss of the certificate representing the Series A Preferred Stock shares), together with a properly completed notice of conversion in the form attached to the Series A Preferred Stock certificate with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock will be issued (subject to compliance with applicable laws to the extent such designation will involve a transfer). The Automatic Conversion will be deemed to have been effected and the Conversion Price will be determined as of immediately prior to the Conversion Event. Within three Business Days following receipt of such certificates, (i) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, the Transfer Agent will credit such aggregate number of shares of Common Stock to which the converting holder of shares of Series A Preferred Stock is entitled to such holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Company does not have a Transfer Agent, issue and deliver to the address as specified in the notice of conversion a certificate, registered in the name of such holder or its designee, for the number of shares of Common Stock to which the holder is entitled (subject to compliance with applicable laws to the extent such designation involves a Transfer).

(c) Fractional Shares. No fractional shares of Common Stock will be issued as a result of any conversion hereunder, and any holder entitled to a fractional share of Common Stock upon the date of such conversion will be entitled, upon surrender to the Company of the certificates presented for conversion, to receive a cash payment in an amount equal to the product obtained by multiplying the fractional interest (rounded up or down to the nearest one ten thousandth of a whole share of Preferred Stock) by the Market Price of a share of Common Stock.

(d) Adjustment to Conversion Price. The Conversion Price will be subject to the following adjustments in the event of any applicable action by the Company on or after July 27, 2015, calculated to the nearest one hundred thousandth:

(i) Stock Dividends and Distributions. If the Company issues shares of Common Stock to holders of Common Stock as a dividend or other distribution, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be multiplied by a fraction: (A) the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution. Any adjustment made pursuant to this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination.

(ii) Issuance of Stock Purchase Rights. If the Company issues to holders of Common Stock rights or warrants entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the Market Price on the date fixed for determination of the holders entitled to receive such rights or warrants, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants will be divided by a fraction: (A) the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock issuable pursuant to such rights or warrants and (B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Market Price of the Common Stock on the date fixed for such determination. Any adjustment made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than the Market Price of the Common Stock on the date fixed for determination of the holders entitled to receive such rights or warrants, and in determining the aggregate offering price payable to exercise such rights or warrants, there will be taken into account any consideration received for such rights or warrants and the Market Value of such consideration (if other than cash). In the event that, following the time that the Company issues any rights or warrants, the amount of, or price at which, shares of Common Stock may be subscribed for or purchased under such rights or warrants is modified for any reason, the adjustments under this Section 5(d)(ii) will be recalculated to account for such modifications and become effective immediately after 5:00 p.m., New York City time, on the date of such modification.

(iii) Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, the Conversion Price in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination will be divided by a fraction: (A) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination and (B) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination. Any adjustment made pursuant to this clause (iii) will become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution. (A) If the Company or any of its Subsidiaries distributes to holders of Common Stock evidences of its indebtedness,

shares of capital stock, securities, rights to acquire shares of the Company’s capital stock, cash or other assets (excluding (1) any dividend or distribution covered by Section 5(d)(i), (2) any rights or warrants covered by Section 5(d)(ii), (3) any dividend or distribution covered by Section 5(d)(v), (4) any Spin-Off to which the provisions set forth in Section 5(d)(iv)(B) apply, and (5) regular quarterly dividends to Common Stockholders, as the rate may from time to time be fixed by the Board (“Quarterly Common Dividends”)) the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be divided by a fraction: (x) the numerator of which is the Market Price of the Common Stock on the date of such determination and (y) the denominator of which is the Market Price of the Common Stock on the date of such determination minus the Market Value as the date of such determination of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets so distributed applicable to one share of Common Stock. (B) In the case of a Spin-Off, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be divided by a fraction: (x) the numerator of which is the sum of the Market Price of the Common Stock on the 10th trading day after the effective date for such distribution and the Market Price of the portion of those shares of capital stock or similar equity interests so distributed that is applicable to one share of Common Stock on the 10th trading day after the effective date for such distribution and (y) the denominator of which is the Market Price of the Common Stock on the 10th trading day after the effective date for such distribution. Any adjustment made pursuant to this clause (iv) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution; provided, that if any adjustment to the Conversion Price is required under this clause (iv) prior to any Automatic Conversion, delivery of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v) Cash Distributions. If the Company pays or makes a dividend or other distribution consisting of cash to holders of Common Stock (excluding (1) any dividend or other distribution in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Company, (2) any consideration payable as part of a tender or exchange offer, or purchase of Common Stock, by the Company or any subsidiary of the Company covered by Section 5(d)(vi), and (3) Quarterly Common Dividends), the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be divided by a fraction: (A) the numerator of which is the Market Price of the Common Stock as of the date of such determination and (B) the denominator of which is the Market Price of the Common Stock as of the date of such determination minus the cash amount per share of Common Stock of such dividend or other distribution. Any adjustment made pursuant to this clause (v) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or other distribution.

(vi) Self Tender Offers, Exchange Offers and Stock Repurchases. If the Company or any if its Subsidiaries successfully completes a self-tender or exchange offer for, or purchase or buyback of, shares of Common Stock, where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Market Price of Common Stock on the 10th trading day period commencing on, and including, the trading day next succeeding the date of expiration of such offer or completion of such purchase or buyback, as applicable (the “Expiration Date”), the Conversion Price in effect at 5:00 p.m., New York City time, on the Expiration Date will be divided by a fraction: (A) the numerator of which will be equal to the sum of (1) the aggregate Market Value on the Expiration Date of any consideration paid or payable for shares of Common Stock purchased (in such offer or otherwise) and (2) the product of (x) the Market Price of the Common Stock on the 10th trading day period commencing on, and including, the trading day next succeeding the Expiration Date and (y) the number of shares of Common Stock outstanding on the Expiration Date, excluding any purchased shares and (B) the denominator of which will be equal to the product of (1) the Market Price of the Common Stock on the 10th trading day period commencing on, and including, the trading day next succeeding the Expiration Date and (2) the number of shares of Common Stock outstanding on the Expiration Date, including any purchased shares. Any adjustment made pursuant to this clause (vi) will become effective immediately after 5:00 p.m., New York City time, on the 10th trading day commencing on, and including, the trading day next succeeding the Expiration Date but will be given effect as of the open of business on the Expiration Date; provided, that if any adjustment to the Conversion Price is required under this clause (vi) prior to any Automatic Conversion, delivery of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi). Notwithstanding the foregoing, if the application of this clause (vi) would result in an increase in the Conversion Price, no adjustment will be made under this clause (vi).

(vii) Fair Market Value in Excess of Current Market Price. Except with respect to a Spin-Off, in cases where the Market Value of the evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets as to which Section 5(d)(iv) or Section 5(d)(v) apply, applicable to one share of Common Stock, distributed to holders of Common Stock equals or exceeds the Market Price (as determined for purposes of calculating the conversion rate adjustment pursuant to such each such sections), rather than being entitled to an adjustment to the Conversion Price, holders of Series A Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of Common Stock otherwise deliverable in the Automatic Conversion, the kind and amount of the evidences of the Company’s indebtedness, shares of the Company’s capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets comprising the distribution that such holders of Series A Preferred Stock would have received if such holder had owned, immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution, the number of shares of Common Stock into which the shares of the Series A Preferred Stock may be converted as of the date of such distribution.

(e) Recapitalization, Reorganization, Consolidation Merger or Combination. If any capital reorganization or reclassification of the Capital Stock of the Company (a “Recapitalization”) is effected on or after July 27, 2015 in such a way (including, without limitation, by way of consolidation, merger, combination or similar transaction, but not including any Conversion Event) that holders of Common Stock are entitled to receive evidences of indebtedness, shares of capital stock, securities, rights to acquire capital stock, cash or other assets with respect to or in exchange for Common Stock then, as a condition of such Recapitalization, proper provision will be made whereby each holder of a share or shares of Series A Preferred Stock will thereafter have the right to receive, in lieu of the shares of Common Stock of the Company receivable upon the conversion of such share or shares of the Series A Preferred Stock, such evidences of indebtedness, shares of capital stock, securities, rights to acquire capital stock, cash or other assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock into which the shares of Series A Preferred Stock so held would have been converted (assuming Automatic Conversion immediately prior to the Recapitalization), and in any such case proper provision will be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) are thereafter applicable, as nearly as may be reasonably possible, in relation to any evidences of indebtedness, shares of capital stock, securities, rights to acquire capital stock, cash or other assets thereafter deliverable upon the an Automatic Conversion (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). Any adjustment made pursuant to this Section 5(e) will become effective immediately upon the Recapitalization. In the event of a merger or consolidation of the Company the only result of which is that a greater or lesser number of shares of Common Stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation are adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company under Section 5(d)(iii).

(f) Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 5, holders of Series A Preferred Stock become entitled to receive any shares of Capital Stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series A Preferred Stock will be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein with respect to the shares of Common Stock receivable upon conversion of the Series A Preferred Stock.

(g) Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case, the Company will give written notice thereof as set forth in Section 9 hereof by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Company, which notice will state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The contents of such notice will also be made available by the Company for inspection during regular business hours at its principal executive offices or at such other place as may be reasonably designated by the Company.

(h) Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock so issued will be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes). The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Certificate of Incorporation.

(i) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock will be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company will not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

(j) Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided that nothing herein will be construed to prevent the Company from setting record dates for the holders of its securities.

6. CERTAIN RIGHTS AND RESTRICTIONS. TO THE EXTENT THAT ISSUANCE OF ANY SHARES OF SERIES A PREFERRED STOCK IS ORIGINALLY ISSUED BY THE COMPANY IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), EACH HOLDER OF SUCH SHARES OF SERIES A PREFERRED STOCK WILL BE DEEMED WITHOUT FURTHER ACTION TO ACKNOWLEDGE THAT THE SERIES A PREFERRED STOCK HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT, OR UNDER ANY OTHER SECURITIES LAWS AND, WITHOUT LIMITING THE GENERALITY OR EFFECT OF ANY OTHER PROVISION HEREOF, AGREES THAT IT WILL NOT TRANSFER SUCH SHARES OF SERIES A PREFERRED STOCK HELD BY SUCH HOLDER EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS AND EXEMPTION PROVISIONS OF THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION, INCLUDING THE CERTIFICATE OF DESIGNATIONS FOR THE SERIES A PREFERRED STOCK. EACH SUCH HOLDER AGREES THAT ALL CERTIFICATES, BOOK-ENTRY SHARES OR OTHER INSTRUMENTS REPRESENTING SUCH SERIES A PREFERRED STOCK WILL BEAR A LEGEND SUBSTANTIALLY TO THE FOLLOWING EFFECT:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. IN ADDITION, THE SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION, A COPY OF WHICH, AS AMENDED FROM TIME TO TIME, MAY BE OBTAINED FROM THE COMPANY.”

Subject to compliance with the provisions of the Certificate of Incorporation, at the request of a holder of Series A Preferred Stock, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other applicable laws, as the case may be, the Company will promptly cause such sentence to be removed from any certificate or book-entry share for any Series A Preferred Stock.

7. TRANSFER RESTRICTIONS. OTHER THAN IN THE CASE OF A PERMITTED TRANSFER, NO HOLDER OF SERIES A PREFERRED STOCK MAY, (I) DURING THE PERIOD FROM THE DATE ON WHICH IT IS FIRST ISSUED SERIES A

PREFERRED STOCK UNTIL ANY CONVERSION EVENT, DIRECTLY OR INDIRECTLY, SELL, ASSIGN, PLEDGE, HYPOTHECATE OR OTHERWISE TRANSFER (OR ENTER INTO AN OBLIGATION REGARDING THE FUTURE SALE, ASSIGNMENT, PLEDGE OR TRANSFER OF) (COLLECTIVELY, “TRANSFER”) ANY SHARES OF SERIES A PREFERRED STOCK OR ANY INTEREST THEREIN OR (II) ENTER INTO ANY DERIVATIVE TRANSACTION INVOLVING, OR MEASURED BY, SHARES OF COMMON STOCK OR ANY LENDING TRANSACTION RELATED TO SHARES OF COMMON STOCK; PROVIDED, HOWEVER, THAT THE FOREGOING RESTRICTIONS WILL NOT APPLY TO (A) TRANSFERS OF SHARES OF SERIES A PREFERRED STOCK FROM ONE BENEFICIAL OWNER OF SHARES OF SERIES A PREFERRED STOCK TO ANOTHER BENEFICIAL OWNER OF SHARES OF SERIES A PREFERRED STOCK OR (B) TRANSFERS OF SHARES OF SERIES A PREFERRED STOCK TO A TRUST OR OTHER ESTATE OR PERSONAL PLANNING ENTITY (PROVIDED THAT THE TRANSFEROR OF SUCH SHARES RETAINS THE SOLE RIGHT TO DIRECT THE VOTING AND DISPOSITION OF THE SHARES OF SHARES OF SERIES A PREFERRED STOCK SUBJECT TO SUCH TRANSFER); PROVIDED THAT A CHANGE OF CONTROL OF A BENEFICIAL OWNER OF SHARES OF SERIES A PREFERRED STOCK WILL NOT, IN ITSELF, CONSTITUTE OR BE DEEMED TO BE A TRANSFER UNLESS THE PREFERRED SHARES CONSTITUTE ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF SUCH BENEFICIAL OWNER. THE COMPANY MAY IMPOSE STOP-TRANSFER INSTRUCTIONS TO EFFECTUATE THE PROVISIONS OF THIS SECTION 7.

8. PREEMPTIVE RIGHTS. IN THE EVENT THAT THE COMPANY DETERMINES TO SELL COMMON SHARES, PREFERRED SHARES OR OTHER EQUITY OR VOTING SECURITIES OF THE COMPANY TO A THIRD PARTY FOR CASH OTHER THAN IN A PUBLIC OFFERING, THE COMPANY WILL MAKE PROPER PROVISION TO OFFER EACH HOLDER OF SERIES A PREFERRED STOCK THE OPPORTUNITY TO PURCHASE SUCH COMMON SHARES, PREFERRED SHARES OR OTHER EQUITY OR VOTING SECURITIES OF THE COMPANY ON THE SAME TERMS AS THEY ARE OFFERED TO SUCH THIRD PARTY IN ORDER TO MAINTAIN THE HOLDER OF SERIES A PREFERRED STOCK’S PERCENTAGE EQUITY AND VOTING OWNERSHIP INTEREST IN THE COMPANY (CALCULATED ASSUMING CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK IMMEDIATELY PRIOR TO SUCH SALE) BY NOTICE GIVEN TO THE HOLDERS OF SERIES A PREFERRED STOCK NOT LESS THAN 10 BUSINESS DAYS PRIOR TO ANY SUCH THIRD-PARTY SALE (THE “ISSUANCE NOTICE”) WHICH SHALL SET FORTH THE AMOUNT AND DESCRIPTION OF THE SECURITIES PROPOSED TO BE SOLD AND THE PERCENTAGE OF FULLY DILUTED OUTSTANDING EQUITY OR VOTING SECURITIES OF THE COMPANY SUCH SECURITIES WOULD REPRESENT AFTER THE SALE, THE PROPOSED DATE OF THE SALE, THE PROPOSED ACQUIROR AND THE ESTIMATED PURCHASE PRICE PER SECURITY SO SOLD OR ISSUANCE. IF ANY HOLDER OF SERIES A PREFERRED STOCK FAILS TO ACCEPT SUCH OFFER IN WRITING WITHIN TEN BUSINESS DAYS OF RECEIPT OF SUCH ISSUANCE NOTICE, SUCH RIGHTS WILL BE DEEMED IRREVOCABLY WAIVED. IF ANY HOLDER OF SERIES A PREFERRED STOCK ELECTS TO

PURCHASE SUCH SECURITIES, SUCH HOLDER OF SERIES A PREFERRED STOCK WILL BE IRREVOCABLY BOUND TO PURCHASE THE SECURITIES ON THE TERMS SOLD TO SUCH THIRD PARTY (TO THE EXTENT SET FORTH IN THE ISSUANCE NOTICE). THE FOREGOING RIGHTS WILL NOT APPLY TO COMMON SHARES ISSUED IN A MERGER, ACQUISITION OR OTHER BUSINESS COMBINATION TRANSACTION OR COMMON SHARES ISSUED UNDER EMPLOYEE EQUITY PLANS OR COMMON SHARES OR OTHER SECURITIES OFFERED AND SOLD IN A PUBLIC OFFERING, PROVIDED, HOWEVER, THAT ANY HOLDER OF SERIES A PREFERRED STOCK MAY PURCHASE COMMON SHARES OR OTHER SECURITIES IN ANY SUCH PUBLIC OFFERING APPROVED BY THE BOARD IN AN AMOUNT NECESSARY TO AVOID DILUTION OF ITS PERCENTAGE EQUITY INTEREST IN THE COMPANY PRIOR TO SUCH OFFERING.

9. MISCELLANEOUS. (a) NOTICES. IN THE EVENT THAT THE COMPANY IS REQUIRED TO DELIVER A NOTICE, INCLUDING, WITHOUT LIMITATION, IF (I) THE COMPANY DECLARES ANY DIVIDEND UPON ITS COMMON STOCK PAYABLE IN CASH OR STOCK OR MAKE ANY OTHER DISTRIBUTION TO THE HOLDERS OF ITS COMMON STOCK (OTHER THAN QUARTERLY COMMON DIVIDENDS), (II) THERE IS ANY CAPITAL REORGANIZATION OR RECLASSIFICATION OF THE CAPITAL STOCK OF THE COMPANY, OR A CONSOLIDATION OR MERGER OF THE COMPANY WITH, OR A SALE OF ALL OR SUBSTANTIALLY ALL ITS ASSETS TO, ANOTHER CORPORATION, (III) THERE SHALL BE A LIQUIDATION EVENT OR A CONVERSION EVENT; THEN, IN ANY ONE OR MORE OF SUCH OCCURRENCES, OR (IV) UPON ANY ADJUSTMENT OF THE CONVERSION PRICE, THE COMPANY WILL GIVE, BY FIRST CLASS MAIL, POSTAGE PREPAID, ADDRESSED TO EACH HOLDER OF ANY SHARES OF SERIES A PREFERRED STOCK AT THE ADDRESS OF SUCH HOLDER AS SHOWN ON THE BOOKS OF THE COMPANY:

(A)	at least 10 calendar days prior written notice of the date on which the books of the Company will close or a record date will be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

(B)	in the case of any such reorganization, reclassification, consolidation, merger, sale, Liquidation Event or Conversion Event, at least 10 calendar days prior written notice of the date when the same shall take place;

Such notice in accordance with the foregoing clause (A) will also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock will be entitled thereto, and such notice in accordance with the foregoing clause (B) will also specify the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(b) No Waiver. Except as otherwise expressly modified or provided for herein, the holders of Series A Preferred Stock will also be entitled to, and will not be deemed to have waived, any other applicable rights granted to such holders under the DGCL.

(c) No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and redemption rights and liquidation preferences granted hereunder of the holders of the Series A Preferred Stock against impairment.

(d) Amendment; Waiver. Except as expressly provided for otherwise herein, any term of the Series A Preferred Stock may be amended or waived (including the adjustment provisions included in Section 5 hereof) only upon the vote or written consent of the Company and the holders of a majority of the Series A Preferred Stock then outstanding.

(e) Action By Holders. Any action or consent to be taken or given by the holders of the Series A Preferred Stock may be either (i) given at a meeting by a majority of the holders of the Series A Preferred Stock (or such other number of shares of Series A Preferred Stock as may be required by this Certificate of Designations or applicable law) called and held for such purpose or (ii) by written consent of holders of a majority of the Series A Preferred Stock (or such other number of shares of the Series A Preferred Stock that would be entitled to take such action at such a meeting where all holders of Series A Preferred Stock were present).

(f) No Redemption; No Sinking Fund. The Series A Preferred Stock will not be subject to any redemption, sinking fund or other similar provisions.

10. DEFINITIONS. FOR THE PURPOSES HEREOF:

(a) “Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Securities, by agreement or otherwise.

(b) “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings given to those terms in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule. Unless specified otherwise, all calculations of Beneficial Ownership will be made by including securities that the Person (and any group of which such Person is a member), but not any other Person (except members of a group of which such Person is a member), has the right to acquire in both the numerator and the denominator.

(c) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(d) “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (v) all warrants, options or other rights or equity-linked securities to acquire any item listed in (i) through (iv) of this definition.

(e) “Conversion Price” means, for each outstanding share of Series A Preferred Stock, $98.00 or, if there has been an adjustment of the initial conversion price, by the conversion price as adjusted and then in effect pursuant to the terms hereof.

(f) “Incumbent Directors” means the individuals who, as of [●], 2015, are directors of the Company and any individual becoming a director subsequent to such date whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(g) “Market Price” of any equity security, as of a particular date (the “Valuation Date”), means the following: (i) if the security is then listed on a national securities exchange, the average closing sale price of one share or unit of such security on such exchange over the last five trading days prior to the Valuation Date, (ii) if the security is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the average closing sale price of one share or unit of such security on the Bulletin Board or such other exchange or association over the last five trading days prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon over the immediately preceding ten trading day period prior to the Valuation Date, or (iii) if the security is not then listed on a national securities exchange or quoted on the Bulletin Board or such other exchange or association, the fair market value of one share or unit of such security as of the Valuation Date as determined in good faith by the Board and the holders of a majority of the outstanding Series A Preferred Stock. If the equity security is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board will give prompt notice, in writing, to the holders of Series A Preferred Stock as to the fair market value of the security as determined in good faith by the Board. In the event that the Board and the holders of a majority of the outstanding Series A Preferred Stock are unable to agree upon the fair market value in respect of clause (iii) hereof, the Company and the holders of a majority of the outstanding Series A Preferred Stock will jointly select a nationally recognized investment banking firm who is experienced in such matters to determine the fair market value of such equity security. The decision of such will be final and conclusive, and the cost of such firm will be borne by the Company.

(h) “Market Value” of any asset or property, as of a Valuation Date, means the following: (i) in the case of any equity security, the Market Price of such security as of the Valuation Date, (ii) in the case of U.S. or Euro denominated cash, the cash amount, and (iii) in the case of any other asset or property (including any evidence of indebtedness), the fair market value such asset or property as of the Valuation Date as determined in good faith by the Board and the holders of a majority of the outstanding Series A Preferred Stock. The Board will give prompt notice, in writing, to the holders of Series A Preferred Stock as to the fair market value of the asset or property as determined in good faith by the Board. In the event that the Board and the holders of a majority of the outstanding Series A Preferred Stock are unable to agree upon the fair market value in respect of clause (iii) hereof, the Company and the holders of a majority of the outstanding Series A Preferred Stock will jointly select a nationally recognized independent accounting firm to determine the fair market value of such asset. The decision of such will be final and conclusive, and the cost of such firm will be borne by the Company.

(i) “Permitted Transfer” means (a) a Transfer by holder of shares of Series A Preferred Stock to a Permitted Transferee or (b) a Transfer pursuant to a tender or exchange offer commenced (i) by a third party that, if consummated, would constitute a Change of Control or (ii) by the Company.

(j) “Permitted Transferee” means, (a) with respect to any holder of shares of Series A Preferred Stock that is not an individual, (i) any Affiliate of such holder or (ii) any successor of such holder by merger, consolidation, reorganization, restructuring, liquidation or similar transaction and (b) with respect to any holder of shares of Series A Preferred Stock that is an individual (i)(A) a spouse, lineal descendant (whether natural or adopted), sibling or parent of such holder or (B) upon such holder’s death, an heir, executor, administrator, testamentary trustee, legatee or beneficiary of such holder, (ii) a foundation or similar entity established by such holder for the purpose of serving charitable goals, controlled by such holder or the Persons named in clause (i), (iii) any trust or similar entity, the beneficiaries of which include such holder or the Persons named in clause (i) or (ii), (iv) any corporation, limited liability company or partnership or similar entity, the shareholders, members or general partners of which include such holder or the Persons named in clause (i), (ii) or (iii), and (v) any similar estate or person planning vehicles.

(k) “Person” will be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

(l) “Spin-Off” means a distribution by the Company to holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a Subsidiary or other business unit of the Company.

(m) “Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding Voting Securities of which are at the time owned or controlled, directly or indirectly, by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

(n) “Voting Securities” means any shares of Common Stock or other securities entitled to vote generally in the election of directors of the Company.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of this [●] day of [●], 201_.

Wabtec Corporation:

By:
Name:
Title:

SCHEDULE 3.3

PARENT’S UNDERTAKING REGARDING EMPLOYMENT AND COMPENSATION

A – Parent’s Undertaking regarding employment

Parent will undertake, for the next 18 months after Offer Closing, to cause the Group Companies not to adopt, any restructuring measure or collective layoff which would exceed the implementation of the on-going strategic plan “Creating Value 2018” presented to the Supervisory Board of the Company in March 2015.

B – Treatment of Equity Awards

Parent undertakes to implement, by Closing, the commitments described below in order to ensure the treatment of all Equity Awards and of Planned Equity Awards, as mentioned below.

Details of the Equity Awards

Stock-option plans

	SO1	SO2
Date of Directoire	16/07/2008	23/11/2009
Strike price (€)	40,78	54,91
Exercise date	16/07/2010	22/11/2013
Expiration date	16/07/2015	22/11/2017
Initial # of benificiaries	1	15
Current # of benificiaries	—	9

Number of options at 08/07/2015	—	93 500
Value of plan @ €100 per share (in €k)	—	4 216

Free shares

	FS1	FS2
Authorization date at AGE	14/09/2011	14/09/2012
Date of Directoire	05/03/2012	15/01/2013
Acquisition date (French residents)	05/03/2014	15/01/2015
Acquisition date (non-French residents)	05/03/2016	15/01/2017
Availability date of free shares	05/03/2016	15/01/2017
Initial # of benificiaries	150	177
Current # of benificiaries	56	84

Number of shares to be attributed at 08/07/2015	25 042	30 640
Value of plan @ €100 per share (in €k)	2 504	3 064

# of shares attributed but not available	45 032	34 654

Value of shares subject to lock-up (in €k)	4 503	3 465

Performance shares

	PS1	PS2	PS3	PS4
Authorization date at AGE		12/09/2013		12/09/2014
Date of Directoire	24/10/2012	02/07/2014	25/11/2014	27/03/2015
Acquisition date (French residents)		02/07/2016		27/03/2017
Acquisition date (non-French residents)		02/07/2018		27/03/2019
Availability date of free shares	24/10/2016	02/07/2018	25/11/2018	27/03/2019
Initial # of benificiaries	1	226	1	2
Current # of benificiaries	—	215	—	2

Number of shares to be attributed at 08/07/2015	—	131 456	—	4 000
Value of plan @ €100 per share (in €k)	—	13 146	—	400

# of shares attributed but not available	2 876

Key terms of the treatment for each plan of Equity Awards and Planned Equity Awards to be implemented by Parent by Closing

Parent will propose to beneficiaries of Equity Awards and Planned Equity Awards, no later than on the Closing Date, the liquidity or compensation mechanisms, the key terms of which are mentioned below.

Plans
Stock Options 2 (23/11/2009)

•Options will expire on 22 November 2017

•Outstanding options will have to be exercised in first place and then the shares will be tendered directly to the Offer

•Plan that requires the creation of new shares

•No Parent action required with respect thereof

Free shares 1 (FS1) (05/03/2012)

•Liquidity mechanism (reciprocal put and call options) to be put in place by Parent to the extent such Free shares are not available to be tendered in the Offer

•Under the put and call options in case of prior delisting or insufficient liquidity, Parent and the beneficiaries will have the options to call/put the shares after the acquisition and lock-up period (after 5 March 2016) at a price based on a 1.365 multiple of LTM revenue of the Company at February 2016, this multiple being consistent with the offer price (EUR 100)

Free shares 2 (FS2) (15/01/2013)

•Liquidity mechanism (reciprocal put and call options) to be put in place by Parent

•Under the put and call options in case of prior delisting or insufficient liquidity, Parent and the beneficiaries will have the options to call/put the shares after the acquisition and lock-up period (after 14 January 2017) at a price based on a 1.365 multiple of LTM revenue of the Company at December 2016, this multiple being consistent with the offer price (EUR 100)

Performance shares 1 (PS1) (24/10/2012)

•Liquidity mechanism (reciprocal put and call options) to be put in place by Parent to the extent such Free shares are not available to be tendered in the Offer

•Under the put and call options in case of prior delisting or insufficient liquidity, Parent and the beneficiaries will have the options to call/put the shares after availability date (24 October 2016) at a price based on a 1.365 multiple of LTM revenue of the Company at September 2016, this multiple being consistent with the offer price (EUR 100)

Performance shares 2 (PS 2) (02/07/2014)

•Parent will propose to the beneficiaries to waive their performance shares in consideration of a cash payment treated as salary

•Performance test to occur in June 2016 (based on EBIT, Free Cashflow and sites certifications, any Transaction impact to be adjusted) - and cash payment in July 2016

•Parent will pay, directly or indirectly, in cash (including employer’ borne social security charges to be incurred by the Company on this occasion) a gross amount (treated as gross salary) equal to the number of shares to be attributed (in accordance with performance ratio conditions) multiplied by EUR 100

•Employees borne social security charges or withholding taxes to be deducted

Performance shares 3 (PS 3) (25/11/2014)	•All shares cancelled •No Parent action required with respect thereof

Performance shares 4 (PS 4) (27/03/2015)

•Parent will propose to the beneficiaries to waive their performance shares in consideration of a cash payment treated as salary

•Performance test to occur in June 2016 (based on EBIT, Free Cashflow and sites certifications , any Transaction impact to be adjusted) - and cash payment in July 2016

•Parent will pay, directly or indirectly, in cash (including employer’ borne social security charges to be incurred by the Company on this occasion) a gross amount (treated as gross salary) equal to the number of shares to be attributed (in accordance with performance ratio conditions) multiplied by * EUR 100

•Employees borne social security charges or withholding taxes to be deducted

Performance shares 5 (PS 5) (05/08/2015)

•Parent will propose to the beneficiaries to waive their performance shares in consideration of a cash payment treated as salary

•Performance test to occur in June 2016 (based on EBIT, Free Cashflow and sites certifications, any Transaction impact to be adjusted) - and cash payment in July 2016

•Parent will pay, directly or indirectly, in cash (including employer’ borne social security charges to be incurred by the Company on this occasion) a gross amount (treated as gross salary) equal to the number of shares to be attributed (in accordance with performance ratio conditions) multiplied by * EUR 100

•Employees borne social security charges or withholding taxes to be deducted

Performance shares 6 (PS6) – new plan to be issued by November 2015 (see Schedule 4.(a)(v)

•Parent will propose a rollover of the performance shares into Parent performance shares (restricted stock units) presenting a similar profile (notably regarding value, performance and vesting conditions) and horizon to the beneficiaries

•Parent and the Company will discuss and negotiate in good faith the mechanism by which PS 6 would be replaced by Parent’s restricted stock units, at no cost for the beneficiaries. The value, performance conditions and vesting conditions of the replacement restricted stock units will be similar to those provided by PS6.

Multiples

For the sake of clarity, liquidity arrangements that will be proposed to beneficiaries of FS1, FS2 and PS1 will provide for a price determination formula whereby the price of the Company Shares will be determined by multiplying the consolidated LTM revenues of the Company at the end of the month preceding the opening of the exercise period (which will open immediately after the Company Shares become available for sale) by 1.365, and dividing it by the number of Company Shares (fully diluted) as of Closing.

This multiple corresponds to the equity value (on a fully diluted basis) corresponding to the Cash Offer Price / Company’s LTM consolidated revenues as of 30 June 2015.

In case of significant disposals or acquisitions of activities (including as the case may be as a result of reorganizations of the Parent/Company Group or consolidation of Parent/Company activities), the multiple or the revenues computation methodology will be equitably adjusted as determined by an independent expert appointed by the Company to neutralize the revenues so added or removed.

Absence of market liquidity

The liquidity arrangements for FS1, FS2 and PF1 will be exercisable only if:

•	Purchaser/parent has been able to implement a squeeze-out at the end of the Offer or has subsequently filed with the AMF a draft buyout offer followed by a squeeze-out; or

•	The liquidity of the Company Shares on the market is insufficient, i.e. as of the 10th trading day prior to the beginning of the relevant put option exercise period:

•	The publicly held portion of the Company Shares (such as defined in the instruction N03-01 of Euronext) has been, since the Offer Closing Date, less than 10% for at least one period of 10 consecutive trading days; or

•	The average trading volume observed over any period of 10 consecutive trading days chosen among the last 60 trading days preceding the exercise period of the liquidity arrangement has been less than 5,000 shares per day.

Schedule 3.5

European Centers of Competences

Entity	Country	Competence

FAIVELEY TRANSPORT AMIENS	France	Pneumatic & Hydraulic Brakes

FAIVELEY TRANSPORT ITALIA Spa	Italy

FAIVELEY TRANSPORT WITTEN GmbH	Germany	Bogie Brake & Couplers

NOWE GmbH	Germany	Sanding

FAIVELEY TRANSPORT SCHWAB AG	Switzerland	Energy Absorption

FAIVELEY TRANSPORT TOURS U1	France	Access Doors and PD&G

FAIVELEY TRANSPORT TOURS U2	France	A&M : PD&G E&C : Power (pantographs)

FAIVELEY TRANSPORT NORDIC AB	Sweden	BFC

FAIVELEY TRANSPORT LEIPZIG GmbH & Co KG	Germany	HVAC

FAIVELEY TRANSPORT LEKOV a.s.	Czech Republic	Electromechanic components Switch Contractors

FAIVELEY TRANSPORT TOURS U3	France	- Electronics - Pantographs - Auxiliary Converters

FAIVELEY TRANSPORT SCHWEIZ AG	Switzerland	Heaters

SCHEDULE 4.(a)(v)

PLANNED EQUITY AWARDS

The Company has planned to grant the following equity awards (the “Planned Equity Awards”) to its officers and employees no later than November 31, 2015:

•	Performance shares #5 (PS5): The Company will attribute to 3 beneficiaries up to 5,400 performance shares. Performance condition will be based on EBIT, Free Cashflow and sites certifications. This plan is planned to be issued by September 2015.

Performance shares

PS5
Authorization date at AGE
Date of Directoire	05/08/2015
Acquisition date (French residents)	05/08/2017
Acquisition date (non-French residents)	05/08/2019
Availability date of free shares	05/08/2019
Initial # of beneficiaries	3
Current # of beneficiaries	3

Number of shares to be attributed at 08/07/2015	5 400
Value of plan @ EUR100 per share (in EURk)	540

•	Performance shares #6: The Company will award in September 2015 its annual equity award plan, the main features of which are:

•	Maximum number of shares to be issued: approximately 146,000 (up to 1% of the share capital of the Company1);

•	Maximum number of beneficiaries: approximately 200 employees; and

•	Vesting conditions: to be determined by the Management Board and approved by the Supervisory Board upon recommendation of the remuneration committee.

Parent and the Company will discuss and negotiate in good faith technicalities of the replacement, at Closing of PF6 by an equivalent Parent equity-based incentive scheme, for the same value, performance and vesting conditions.

[1]	Based on the share capital of the Company as of June 30, 2015.